Supplement
To Prospectus Supplement dated May 30, 2006
To Prospectus dated April 26, 2006

$377,668,496
(Approximate)

DLJ Mortgage Capital, Inc.
Sponsor and Seller

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

Wells Fargo Bank, N.A.
Master Servicer

CSAB Mortgage-Backed Trust 2006-1
CSAB Mortgage-Backed Pass-Through Certificates, Series 2006-1

The prospectus supplement dated May 30, 2006 to the prospectus dated April 26, 2006 with respect to the above captioned series is hereby amended by deleting the definition of “Trigger Event” on pages S-52 and S-53 of the prospectus supplement and replacing it in its entirety with the following:

Trigger Event—A Trigger Event will be in effect for any distribution date if either:

(i) the Rolling Three Month Delinquency Rate as of the last day of the related Collection Period equals or exceeds the applicable percentage (as set forth in the table immediately below) of the Most Senior Enhancement Percentage for the most senior class of certificates then outstanding:

Class	Percentage
Senior	46.80%
Class M-1	71.88%
Class M-2	121.43%
Class M-3	195.34%
Class M-4	249.60%
Class B	345.60%

or

(ii) the cumulative Realized Losses as a percentage of the original Aggregate Loan Balance on the closing date for such Distribution Date is greater than the percentage set forth in the following table:

Range of Distribution Dates	Cumulative Loss Percentage
June 2008 – May 2009	0.35%*
June 2009 – May 2010	0.85%*
June 2010 – May 2011	1.50%*
June 2011 – May 2012	2.15%*
June 2012 – and thereafter	2.55%

_______________

*

The cumulative loss percentages set forth above are applicable to the first distribution date in the corresponding range of distribution dates.  The cumulative loss percentage for each succeeding distribution date in a range increases incrementally by 1/12 of the positive difference between the percentage applicable to the first distribution date in that range and the percentage applicable to the first distribution date in the succeeding range.

Credit Suisse

July 12, 2006